As filed with the Securities and Exchange Commission on February 3, 1999
                       Registration No. 333-68271
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                               13-3152648
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)

 200 NORTH WESTLAKE BOULEVARD, SUITE 202, WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ----------------------

                                  STEPHEN ROSS
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                     200 NORTH WESTLAKE BOULEVARD, SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                             ----------------------

                                   Copies to:

                              MURRAY MARKILES, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3000

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                         100,000 SHARES OF COMMON STOCK


                                ----------------

     This is an offering of 100,000 shares of common stock of Dental/Medical Diagnostic Systems, Inc. The selling stockholder named in this prospectus is offering all of the shares to be sold in the offering. Dental/Medical will not receive any of the proceeds from the offering.

     The common stock is quoted on the Nasdaq SmallCap Market under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." On February 1, 1999, the high and low prices of the Common Stock on the Nasdaq SmallCap Market was $7.19 and $7.00, respectively, and the bid and the ask prices of the Common Stock on the Boston Stock exchange was $6.88 and $7.75, respectively.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     INVESTING IN THE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                 ---------------

                 The date of this prospectus is February 3, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS ...................................    4

RISK FACTORS ..............................................................    5

USE OF PROCEEDS ...........................................................   11

SELLING STOCKHOLDER .......................................................   12

PLAN OF DISTRIBUTION ......................................................   13

WHERE YOU CAN FIND MORE INFORMATION .......................................   14

LEGAL MATTERS .............................................................   15

EXPERTS ...................................................................   15


                          -----------------------------

                     ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS

Dental Medical Diagnostic Systems, Inc. designs, develops, manufactures and sells high technology dental equipment. Our primary product emphasis for approximately the past two years has been on the manufacture and sale of an intraoral camera system known as the "TeliCam II System," an updated version of the intraoral camera system, the "TeliCam Elite," and an intraoral camera network known as the InTELInet, for use in connection with the TeliCam II System. TeliCam System II and Elite Systems sales have recently been below levels of prior comparable periods, a trend that we expect to continue. However, in the last nine months our primary product emphasis has begun to shift toward a tooth whitening and curing device known as the Apollo 95E which we now market both domestically and internationally. We believe that the Apollo 95E produces faster results than other products currently available in the marketplace. This product is designed to harden composite material in three seconds or less, and to produce teeth whitening in a dental office in less than one hour.

We also began marketing the chemical composite filling material, Apollo Cure, and whitening materials, Apollo Secret, to be used in connection with the Apollo 95E in November 1998. We are currently in the process of having the products manufactured for initial shipment to dentists. Apollo Secret power whitening offers the following benefits:

          o     a reduction of patient discomfort;

          o the procedure can be performed by a dental assistant or hygienist in most states (generally in less than 40 minutes);

          o the ability to whiten the patient's teeth up to ten shades lighter; and

          o     no surface damage to the tooth enamel or pulp.

We have the exclusive rights to market products to the dental market incorporating certain digital x-ray technology being developed by Suni Imaging Microsystems, Inc. Suni will keep the rights to developed microchip technology underlying the x-ray system it develops for us. Digital x-ray systems, including competitive systems currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. The technology being developed for us by SUNI, if successfully developed, will provide the following benefits:

          o     an improved image quality digital x-ray system;

          o     a price expected to be lower than competitive systems; and

          o database storage and recall of images for comparison purposes similar to competitive systems.

We plan to launch this product internationally beginning in April of 1999 but do not guarantee that we will achieve this schedule. If our digital x-ray technology is successfully developed, marketing of this technology domestically will begin if, and when, FDA approval is granted. We cannot assure you that the FDA will approve our 510(k) filing.

Dental/Medical was organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983. Dental/Medical's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, (805) 381-2700.

                                  RISK FACTORS

     Investment in the shares covered by this prospectus involves a significant degree of risk. You should carefully consider all of the information in this prospectus, and, in particular, should evaluate the following risks related to an investment in the shares.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR LIKELIHOOD OF SUCCESS.

We have only operated our present business which designs and markets our TeliCam Systems and Apollo 95E since October 1995. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a relatively new business and the development and marketing of new products must be considered in evaluating the likelihood of success of our company.

WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICIT.

For the period from October 23, 1995 to March 2, 1996, we incurred a net loss of $1,625,213. For the twelve months ended December 31, 1997 we had a net loss of $2,044,729 and for the nine months ended September 30, 1998 we had a net loss of $2,897,915. At September 30, 1998, our accumulated deficit was $6,430,706. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. There can be no assurance that the Company will ever become profitable.

ONE OF OUR PRIMARY PRODUCTS HAS HAD A SIGNIFICANT DECLINE IN SALES

The TeliCam Systems, together with related products such as the InTELInet system, and the Apollo 95E have been our primary products and during the last nine months have made up a substantial portion of our revenue. We believe that the market for SALES intraoral cameras, such as the TeliCam systems, is a market that has declined. TeliCam Systems sales have recently been below levels of prior comparable periods, a trend which we expect to continue. For example, TeliCam Systems sales for the nine-month period ended September 30, 1998 were approximately $4,400,000 as compared to approximately $11,200,000 for TeliCam Systems sales for the nine-month period ended September 30, 1997.

AS A RESULT OF THE DECLINE IN SALES OF THE TELECAM, OUR FUTURE DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

As a result of the decline in the intraoral camera market, our future depends upon our ability to develop and successfully introduce new products to make up for the diminished sales of the Telicam Systems. Development of new product lines is risk intensive and often requires:

          o     long-term forecasting of market trends;

          o     the development and implementation of new designs;

          o     compliance with extensive governmental regulatory requirements;
                and

          o     a substantial capital commitment.

Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or ensure that our products do not become obsolete. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or if there are any significant delays in product development or introduction, this could have a material adverse effect on our business.

WE WILL NEED ADDITIONAL CAPITAL TO FINANCE RESEARCH AND DEVELOPMENT OF OUR NEW PRODUCTS.

We anticipate that we will need additional capital during the calendar year 1999 to satisfy our expected increased working capital and research and development requirements for our planned new products. We are currently exploring alternatives to fulfill these requirements, but cannot assure you that additional financing will be available when needed or that, if available, it will be on terms favorable to us or our stockholders. If needed funds are not available, we may be required to limit our operations, which could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the sale of Dental/Medical stock, additional dilution to stockholders may occur.

WE SUBSTANTIALLY DEPEND UPON THIRD PARTIES FOR SEVERAL CRITICAL ELEMENTS OF OUR BUSINESS, INCLUDING THE DEVELOPMENT AND LICENSING FOR DISTRIBUTION OF OUR PRODUCTS.

We are dependent upon third party developers and suppliers for the development and manufacture of all of our products. We have had problems in the past obtaining a marketable product from companies with whom we had entered into a licensing arrangement. We entered into a licensing arrangement with Ion Laser Technology under which ILT was unable to develop a product in accordance with the delivery schedule established by our agreement that met our specifications; as a result, we were forced to find an alternative product to that which we had contracted for with ILT.

Under licensing and development arrangements we have obtained exclusive marketing rights to products for the dental market incorporating certain digital x-ray technology developed by Suni. We have paid significant non-refundable advances to, and are dependent upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. We do not guarantee that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product we believe to be acceptable or successful in the marketplace, this would have a material adverse effect on our operating results and financial condition.

IN ORDER TO MAINTAIN OUR EXCLUSIVE RIGHTS TO THE DIGITAL X-RAY TECHNOLOGY DEVELOPED BY SUNI WE MUST MAKE CERTAIN MINIMUM ROYALTY PAYMENTS TO SUNI.

In order to maintain our rights to be the exclusive dental licensee of the digital x-ray technology developed by SUNI, our agreement with Suni requires us to make minimum royalty payments. The royalty payments begin coming due when products incorporating the developed technology are introduced to the market. We cannot guarantee that we will be able to make the minimum royalty payments required to maintain our rights to be the exclusive distributor. If we do not make the required royalty payments, Suni will be able to license the developed technology to our competitors, or grant an exclusive license to a competitor, which could have a material adverse effect on our operating results and financial condition.

THE GOVERNMENT EXTENSIVELY REGULATES OUR PRODUCTS.

The United States Food and Drug Administration and other state and foreign regulatory agencies regulate both our products and our manufacturing practices. Under the FDC Act, medical and dental devices, including those which we are currently developing, must receive FDA clearance or notification or be exempted from the need to obtain such clearance or notification. FDA regulations also require us to adhere to certain "Good Manufacturing Practices" regulations, which include validation testing, quality control and documentation procedures. The FDA may conduct periodic inspections to make sure that we are complying with the applicable rules and regulations.

We will need to file for 510(k) notification for any new products that are developed in the future using digital x-ray technology, as well as certain other products. The process of obtaining required regulatory clearances or notifications can be time-consuming and expensive, and compliance with the FDA's Good Manufacturing Practices regulations and other regulatory requirements can be burdensome. Moreover, we do not guarantee that the required regulatory notifications will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future. The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in any of the following:

          o     fines;

          o     delays or suspensions of clearances;

          o     seizures or recalls of products;

          o     operating restrictions; and

          o     criminal prosecution.

In addition, we are required to be licensed as a medical device manufacturer by the State of California. We filed a timely application for a license to cover our manufacturing activities but the California Department of Health Services, Food And Drug Branch has not yet inspected our facilities. The California DHS has informed us that it intends to conduct an inspection of our facilities before the end of February 1999. We believe that the California DHS will permit us to continue to manufacture and sell our products prior to the required prelicensing inspection. Approval of the license generally requires that we comply with the FDA's GMP, labeling and medical device reporting regulations, as well as any other applicable regulatory requirements. We cannot guarantee that the California DHS will grant or renew our license. Our inability to obtain the needed approvals or license could result in a delay or suspension of the manufacture and sale of our products. Any such delay or suspension would have a material adverse effect on our business.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

Our success is highly dependent upon our Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of Robert H. Gurevitch along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business. We have entered into an Employment Agreement with Robert H. Gurevitch under which he has agreed to render services to us until October 1, 1999. We have obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which we are the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to us in the event of his death.

NONE OF OUR PRODUCTS ARE PROTECTED BY PATENTS.

Our future success and ability to compete is dependent in part upon our proprietary technology. Our proprietary technology is not protected by any patents. The Apollo 95E has a patent pending but it is not certain to be issued. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect our technology. Also, we have implemented a policy that most senior and technical employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition. For example, third parties may try to copy our products. Similarly, our customers may take inadequate precautions to protect our proprietary information. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

LIMITATION OF LIABILITY AND INDEMNIFICATION PROVIDED TO OUR OFFICERS AND DIRECTORS MAY CAUSE THEM TO BE LESS CAUTIOUS IN THEIR ACTIONS.

Dental/Medical's Amended and Restated Certificate of Incorporation limits the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that we must indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. We have entered into indemnification agreements with our directors and executive officers which may require us to indemnify them against liabilities that arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature). These indemnification agreements may also require us to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have purchased directors' and officer's liability insurance in the amount of $5,000,000. The limitation of liability of our directors and their indemnity may lead them to be less cautious in their actions than if they were liable for monetary damages and if no indemnification were provided.

ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF
CONTROL.

We have authorized 1,000,000 shares of preferred stock, which may be issued by the Board of Directors with certain rights not granted to the holders of common stock. Issuance of such preferred stock, depending upon the terms and the rights thereof, may have the effect of delaying, deterring or preventing a change in control.

WE ARE SUSCEPTIBLE TO PRODUCT LIABILITY SUITS.

Although we have not yet had any product liability claims, because of the nature of the medical/dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with more vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of such claims. A successful product liability claim or claim arising as a result of use of our products brought against us, or the negative publicity brought up by such claim, could have a material adverse effect upon our business. We maintain product liability insurance with coverage limits of $10,000,000 per occurrence and $11,000,000 per year. While we believe that we maintain adequate insurance coverage, we do not guarantee that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

FLUCTUATION IN QUARTERLY RESULTS MAY RESULT IN DECLINES IN OUR STOCK PRICE.

Certain quarterly influences may affect our business. Sales are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. It is also expected that our business will experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows. These fluctuations could result in significant fluctuations, including significant declines in our stock price.

THE YEAR 2000 ISSUE COULD HAVE AN IMPACT ON OUR IT AND NON-IT SYSTEMS AS WELL AS THOSE OF OUR SUPPLIERS, DISTRIBUTORS AND/OR CUSTOMERS, ANY OF WHICH COULD NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Estimates of the potential cost and effects of Year 2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, management is continuing to actively analyze, assess and plan for various Year 2000 issues across its businesses.

The Year 2000 issue has an impact on both information technology systems and non-IT systems, such as its manufacturing systems and physical facilities including, but not limited to, security systems and utilities. Although our management believes that a majority of our IT systems are Year 2000 ready, such systems still have to be tested for Year 2000 readiness. We are replacing or upgrading those systems that are identified as non-Year 2000 compliant. Certain IT systems previously identified as non-Year 2000 compliant are being upgraded or replaced which should be complete by June 30, 1999. Non-IT system issues are more difficult to identify and resolve. We are actively identifying non-IT Year 2000 issues concerning our products and services, as well as our physical facility locations. As non-IT areas are identified, our management formulates the necessary actions to ensure minimal disruption to our business processes. Although our management believes that its efforts will be successful and the costs will be immaterial (i.e., less than $25,000) to our consolidated financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

We have initiated efforts to ensure Year 2000 readiness of our products and services. We have moved to a Year 2000 compliant Network Operating System, and our key financial, manufacturing and other in-house systems are already materially compliant.

The Year 2000 readiness of our customers varies. We are not investigating whether or not our customers are evaluating and/or preparing their own systems. These efforts by customers to address Year 2000 issues may affect the demand for certain products and services; however, the impact on our revenue is highly uncertain. We have also begun efforts to assess the Year 2000 readiness of our key suppliers and business partners. Our direction of this effort is to ensure the adequacy of resources and supplies to minimize any potential business interruptions.

The Year 2000 issue presents a number of other risks and uncertainties that could impact us, such as public utilities failures, potential claims against us for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various geographic areas where Dental/Medical conducts business. While we continue to believe the Year 2000 issues described above will not materially affect our financial position, it remains uncertain as to what extent, if any, we may be impacted.

If we, our customers or vendors are unable to resolve any Year 2000 compliance problems in a timely manner, we could face business interruptions or shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. Contingency plans that address a reasonably likely worst case scenario have not yet been developed. We intend to determine whether any such plans will be necessary in the coming months.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered by the selling stockholder under this prospectus. The selling stockholder will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

                               SELLING STOCKHOLDER

We are registering 100,000 shares of common stock on behalf of Chrysalis Dental, Inc. We issued the 100,000 shares of common stock to the selling stockholder as the purchase price for our acquisition of a worldwide license to technology owned by the selling stockholder in October of 1998. We agreed to register the common stock on a Form S-3 Registration Statement.

We do not know if, when, or in what amounts the selling stockholder will sell shares of the common stock. Thus, we cannot estimate how many shares the selling stockholder will hold after completion of the offering.

                    Common Stock Owned Prior to the Offering
                    ----------------------------------------
                             Number of                        Number of
                             Shares of        Percent of     Shares to be
                            Common Stock        Class            Sold
                          ---------------    ------------   --------------
Chrysalis Dental, Inc.        100,000            1.9%           100,000

                              PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholder. As used in this prospectus, the term "selling stockholder" includes donees and pledgees selling shares received from the selling stockholder after the date of this prospectus. The selling stockholder will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus. The shares may be offered and sold by the selling stockholder directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

          o     on the Nasdaq SmallCap Market or the Boston Stock Exchange,

          o     in negotiated transactions,

          o     through put or call options relating to the shares,

          o     through short sales of shares, or

          o a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to their sales in the market.

If required, the following information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement:

          o     the specific shares to be sold,

          o     the names of the selling stockholder,

          o     the respective purchase prices and public offering prices,

          o     the names of any agent, dealer or underwriter, and

          o     any applicable commissions or discounts.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also inspect such reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the following documents:


         o     Annual Report on Form 10-KSB for the year ended
               December 31, 1997.

         o Amendment No. 1 to Annual Report on Form 10-KSB for the year ended December 31, 1997.

         o     Quarterly Report on Form 10-QSB for the quarter ended
               March 31, 1998.

         o     Quarterly Report on Form 10-QSB for the quarter ended
               June 30, 1998.

         o Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

         o Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

         o     Current Report on Form 8-K filed on January 13, 1999.

         o     Current Report on Form 8-K filed on August 20, 1998.

         o     Current Report on Form 8-K filed on May 8, 1998.

         o     Current Report on Form 8-K filed on March 17, 1998.

         o Description of our capital stock contained on page 45 of our amendment No. 2 on Form SB-2 (File # 33-22507).

         o All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the common stock is terminated.

You may request a copy of the information incorporated by reference, at no cost, by contacting us at the following address or telephone number:

                    Bette Smith
                    Dental/Medical Diagnostic Systems, Inc.
                    200 North Westlake Boulevard, Suite 202
                    Westlake Village, California 91362
                    (805) 381-2700

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                  LEGAL MATTERS


Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Dental/Medical a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

Our independent accountants, PricewaterhouseCoopers LLP, have audited the following financial statements as indicated in their reports prepared in connection with these financial statements:

          o     our consolidated balance sheet as of December 31, 1996,

          o     our consolidated balance sheet as of December 31, 1997,

          o our consolidated statements of income, retained earnings and cash flows for the period from inception to March 2, 1996,

          o our consolidated statements of income, retained earnings and cash flows for the ten month period ended December 31, 1996, and

          o our consolidated statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1997.

These financial statements are incorporated herein in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

PART II           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


The estimated expenses, to be borne by the selling stockholder, in connection with the offering are as follows:

                                                       Amount
                                                  ----------------
Registration Fee Under Securities Act of 1933       $     195.00

NASD Filing Fee .............................       $        *

Blue Sky Fees and Expenses ..................       $        *

Printing and Engraving Certificates .........       $        *

Legal Fees and Expenses .....................       $   9,500.00

Accounting Fees and Expenses ................       $   6,500.00

Registrar and Transfer Agent Fees ...........       $        *

Miscellaneous Expenses ......................       $        *
                                                    ------------

         TOTAL ..............................       $  16,195.00
                                                    ============

-----------------
* Not applicable or none.


ITEM 15   INDEMNIFICATION OF DIRECTORS AND OFFICERS.


As permitted by the Delaware General Corporation Law ("DGCL"), Dental/Medical's Amended and Restated Certificate of Incorporation limits the personal liability of directors to Dental/Medical for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Dental/Medical or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Dental/Medical has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of Dental/Medical or of any subsidiary of Dental/Medical or of any other company or enterprise in which they are serving at the request of Dental/Medical. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Dental/Medical has purchased a directors and officers liability insurance policy in the amount of $5,000,000.


ITEM 16   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

See the Exhibit Index of this Registration Statement.

ITEM 17   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on January 26, 1999.


                                       DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                       (Registrant)

                                       By:  /s/ ROBERT H. GUREVITCH
                                           -----------------------------------
                                           Robert H. Gurevitch
                                           Chairman of the Board and
                                           Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                  Title                          Date
          ---------                  -----                          -----


                                Chairman of the Board
  /s/ Robert H. Gurevitch       and Chief Executive Officer  January 26, 1999
----------------------------
       Robert H. Gurevitch
                                Chief Financial Officer
              *                 and Chief Accounting Officer January 26, 1999
----------------------------
       Stephen Ross

              *                 Director                     January 26, 1999
----------------------------
       Marvin H. Kleinberg

              *                 Director                     January 26, 1999
----------------------------
       Jack D. Preston


*By:  /s/ Robert H. Gurevitch
-----------------------------
       Robert H. Gurevitch
       his Attorney-In-Fact

                                  EXHIBIT INDEX

No.        Item
---        ----

4.1 Specimen Stock Certificate of the Registrant [Incorporated by reference to Amendment No. 1 of Form SB-2 filed on April 7, 1997].

5.1        Opinion of Troop Steuber Pasich Reddick & Tobey, LLP.
           [Previously Filed.]

23.1       Consent of PricewaterhouseCoopers, LLP.

23.2 Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included as part of Exhibit 5.1).

24.1       Power of Attorney (included in signature page). [Previously Filed.]